UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. __)*


                         MDSI Mobile Data Solutions Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    55268N100


                                 (CUSIP Number)

                                October 29, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                               Page 1 of 17 Pages

CUSIP No. 55268N100                   13G            Page 2 of 17 Pages

-----------------------------------------------------------------------

     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          444,417
-----------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES
          CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G            Page 3 of 17 Pages



     (1) NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]

-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER

                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          444,417
-----------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G            Page 4 of 17 Pages


     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          RCG Ambrose Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          444,417
-----------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G            Page 5 of 17 Pages


-----------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          444,417
-----------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G            Page 6 of 17 Pages


     (1) NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          444,417
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G            Page 7 of 17 Pages


     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Peter A. Cohen
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
               (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
                    BY EACH REPORTING PERSON
                    444,417
-----------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G            Page 8 of 17 Pages


     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Morgan B. Stark
-----------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          444,417
----------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G            Page 9 of 17 Pages


     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Thomas W. Strauss
-----------------------------------------------------------------------
     (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          444,417
-----------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G           Page 10 of 17 Pages


     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES
               --------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    444,417
OWNED BY
               --------------------------------------------------------
EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING
               --------------------------------------------------------
PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    444,417
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          444,417
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
   (11)   PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          5.33%
-----------------------------------------------------------------------
   (12)   TYPE OF REPORTING PERSON **
          IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 55268N100                   13G           Page 11 of 17 Pages


Item 1.

(a)    Name of Issuer

          MDSI Mobile Data Solutions Inc., a Canada company (the "Company").

(b)    Address of Issuer's Principal Executive Offices

          10271 Shelbridge Way
          Richmond, British Columbia
          Canada V6X 2W8

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

          Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          RCG Halifax Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

          RCG Ambrose Master Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

          Ramius Securities, L.L.C.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          C4S & Co., L.L.C.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          Peter A. Cohen
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

          Morgan B. Stark
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

CUSIP No. 55268N100                   13G           Page 12 of 17 Pages


          Thomas W. Strauss
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

          Jeffrey M. Solomon
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

Item 2(d)  Title of Class of Securities

          Common Stock, no par value ("Common Stock")

Item 2(e)  CUSIP Number

          55268N100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

CUSIP No. 55268N100                   13G           Page 13 of 17 Pages


          (a) Amount beneficially owned:

              As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 54,425 shares of Common Stock owned by RCG Halifax Fund, Ltd., a Cayman Islands company ("RCG Halifax"), (ii) 267,869 shares of Common Stock owned by RCG Ambrose Master Fund, Ltd., a Cayman Islands company ("RCG Ambrose") and (iii) 122,123 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

              Note: Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") is the investment advisor of RCG Halifax and RCG Ambrose and has the power to direct some of the affairs of RCG Halifax and RCG Ambrose, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person.

          (b) Percent of class:

              Approximately 5.33% as of the date of this filing. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, there were 8,335,886 shares of Common Stock issued and outstanding as of August 9, 2004.)

          (c) Number of shares as to which such person has:

            (i)     Sole power to vote or to direct the vote

                    0

            (ii)    Shared power to vote or to direct the vote

                    444,417 shares of Common Stock.

            (iii)   Sole power to dispose or to direct the disposition of

                    0

            (iv)    Shared power to dispose or to direct the disposition of

                    444,417 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class

       Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

       Not applicable.

CUSIP No. 55268N100                   13G           Page 14 of 17 Pages



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

       Not applicable.

Item 8.   Identification and Classification of Members of the Group

       See Exhibit I.

Item 9.   Notice of Dissolution of Group

       Not applicable.

CUSIP No. 55268N100                   13G           Page 15 of 17 Pages


Item 10. Certification

              By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of November 8, 2004, by and among Ramius Capital, RCG Halifax, RCG Ambrose, Ramius Securities, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

CUSIP No. 55268N100                   13G           Page 16 of 17 Pages



                                   SIGNATURES



               After reasonableinquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: November 8, 2004


RAMIUS CAPITAL GROUP, LLC                    RCG HALIFAX FUND, LTD.

By: C4S & Co., L.L.C.,                        By: Ramius Capital Group, LLC,
    as Managing Member                            its Investment Advisor

                                             By:  C4S & Co., L.L.C.,
By: /s/ Jeffrey M. Solomon                         its Managing Member
    ------------------------------
    Name:  Jeffrey M. Solomon
    Title: Managing Member                   By: /s/ Jeffrey M. Solomon
                                                 ---------------------------
                                                 Name:  Jeffrey M. Solomon
                                                 Title: Managing Member

RCG AMBROSE MASTER FUND, LTD.                RAMIUS SECURITIES, LLC

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Investment Advisor                       its Managing Member

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
    ------------------------------               ----------------------------
   Name:  Jeffrey M. Solomon                    Name:  Jeffrey M. Solomon
   Title: Managing Member                       Title: Managing Member

C4S & CO., L.L.C.                            MORGAN B. STARK

By: /s/ Jeffrey M. Solomon
    ------------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member                    /s/ Morgan B. Stark
                                             --------------------------------

PETER A. COHEN                               THOMAS W. STRAUSS



/s/ Peter A. Cohen                           /s/ Thomas W. Strauss
----------------------------------           --------------------------------


JEFFREY M. SOLOMON



/s/ Jeffrey M. Solomon
----------------------------------

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, no par value, of MDSI Mobile Data Solutions Inc., a Canada company, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of November 8, 2004

RAMIUS CAPITAL GROUP, LLC                    RCG HALIFAX FUND, LTD.

By: C4S & Co., L.L.C.,                       By: Ramius Capital Group, LLC,
    as Managing Member                           its Investment Advisor

By: /s/ Jeffrey M. Solomon                   By: C4S & Co., L.L.C.,
    ------------------------------               its Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member
                                             By: /s/ Jeffrey M. Solomon
                                                 ---------------------------
                                                 Name:  Jeffrey M. Solomon
                                                 Title: Managing Member

RCG AMBROSE MASTER FUND, LTD.                RAMIUS SECURITIES, LLC

By: Ramius Capital Group, LLC,               By: Ramius Capital Group, LLC,
    its Investment Advisor                       its Managing Member

By: C4S & Co., L.L.C.,                       By: C4S & Co., L.L.C.,
    its Managing Member                          its Managing Member

By: /s/ Jeffrey M. Solomon                   By: /s/ Jeffrey M. Solomon
   -------------------------------              ---------------------------
   Name:  Jeffrey M. Solomon                     Name:  Jeffrey M. Solomon
   Title: Managing Member                        Title: Managing Member

C4S & CO., L.L.C.                            MORGAN B. STARK

By: /s/ Jeffrey M. Solomon
   -------------------------------
   Name:  Jeffrey M. Solomon                 /s/ Morgan B. Stark
   Title: Managing Member                    -------------------------------


PETER A. COHEN                               THOMAS W. STRAUSS


/s/ Peter A. Cohen                           /s/ Thomas W. Strauss
----------------------------------           ------------------------------


JEFFREY M. SOLOMON


/s/ Jeffrey M. Solomon
----------------------------------